UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 15, 2023

Thor Industries, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-9235	93-0768752
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 East Beardsley Avenue, Elkhart, Indiana	46514-3305
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (574) 970-7460

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock (Par value $.10 Per Share)	THO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On November 15, 2023, Thor Industries, Inc. (the “Company”), certain subsidiaries of the Company, and JPMorgan Chase Bank, N.A., as administrative agent (“JPMorgan”), entered into an Amendment No. 3 to the Term Loan Credit Agreement (the “Term Loan Amendment”). The Amendment amends that certain Term Loan Credit Agreement, dated as of February 1, 2019 (as amended by Amendment No. 1, dated as of March 25, 2021, Amendment No. 2, dated as of May 9, 2023 and the Term Loan Amendment, the “Term Loan Credit Agreement”), by and among the Company, the several lenders from time to time parties thereto, and JPMorgan.

Pursuant to the Term Loan Amendment, among other modifications, the applicable margin used to determine the interest rate on the USD Loans under the Term Loan Credit Agreement was reduced by 0.25% so that the applicable margin for ABR Loans is now 1.75% and for Term Benchmark Loans is 2.75%. The SOFR credit spread adjustment applicable to USD Term Benchmark Loans was also eliminated. The applicable margin for Euro Loans was unchanged. The maturity date for the term loans was extended to November 15, 2030, but covenants and other material provisions of the Credit Agreement remain materially unchanged. As of November 15, 2023 the principal amounts outstanding under the Term Loan Credit Agreement were $450 million on the USD Term Loan (as defined in the Term Loan Credit Agreement) and €330 million on the EURO Term Loan (as defined in the Term Loan Credit Agreement).

Also on November 15, 2023, the Company amended its ABL Credit Agreement (the “ABL Amendment” and together with the Term Loan Amendment, the “Amendments”). The Amendment amends that certain Asset Based Loan Credit Agreement, dated as of February 1, 2019 (as amended by Amendment No. 1, dated as of September 1, 2021, Amendment No. 2, dated as of May 1, 2023 and the ABL Amendment, the “ABL Credit Agreement” and together with the Term Loan Credit Agreement, the “Credit Agreements”), by and among the Company, the several lenders from time to time parties thereto, and JPMorgan.

Pursuant to the ABL Amendment, among other modifications, the maturity date for the loans under the ABL Credit Agreement was extended until November 15, 2028. Total commitments under the ABL Credit Agreement remain at $1.0 billion. The applicable margin, covenants and other material provisions of the ABL Credit Agreement remain materially unchanged.

The foregoing description of the Amendments does not purport to be complete and is qualified in its entirety by reference to the Amendment, which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ending January 31, 2024. The representations and warranties contained in the Amendments were made only for purposes of the Amendment and as of the dates specified therein; were solely for the benefit of certain parties to the Amendments; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations and warranties or any description thereof as characterizations of the actual state of facts or condition of the Company and its subsidiaries. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Amendments, which subsequent information may or may not be fully reflected in public disclosures by the Company. Defined terms not otherwise defined in this Form 8-K shall have the meaning given in the Term Loan Amendment or the ABL Amendment, as applicable.

In the ordinary course of their respective businesses, certain of the lenders and the other parties to the Credit Agreements and their respective affiliates have engaged, and may in the future engage, in commercial banking, investment banking, financial advisory or other services with the Company and its affiliates for which they have in the past and/or may in the future receive customary compensation and expense reimbursement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit Number	Description

104	Cover Page Interactive Data File (embedded with the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THOR Industries, Inc.

Date November 17, 2023	By:	/s/ Trevor Q. Gasper
	Name:	Trevor Q. Gasper
	Title:	Senior Vice President, General Counsel and Secretary